Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 3rd Quarter Earnings

Ocean City, New Jersey – October 29, 2013 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,324,000, or $0.20 per diluted share, for the quarter ended September 30, 2013, as compared to $1,192,000, or $0.18 per diluted share, for the quarter ended September 30, 2012. Net income for the nine months ended September 30, 2013 was $3,863,000, or $0.58 per diluted share, as compared to $3,843,000, or $0.57 per diluted share, for the same period in 2012.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

"Modest loan growth supported by continued deposit generation, favorable asset quality trends and continued expense controls all contributed to solid operating results for the quarter" said Steven E. Brady, President and CEO. “During the quarter we completed the process of redeeming $5 million of our outstanding trust preferred securities by reducing the outstanding balance from $15 million to $10 million. Taking this step reduces our annual interest expense, which will benefit our net interest margin.”

Balance Sheet Review

Total assets decreased $2.0 million, or 0.2%, to $1,043.5 million at September 30, 2013 from $1,045.5 million at December 31, 2012. Loans receivable, net, increased $23.7 million, or 3.4%, to $727.6 million at September 30, 2013 from $703.9 million at December 31, 2012. Investments and mortgage-backed securities increased $13.7 million, or 11.7%, to $130.5 million during the first nine months of 2013. Cash and cash equivalents decreased $37.9 million, or 23.2%, to $125.5 million at September 30, 2013 from $163.4 million at December 31, 2012 as excess liquidity was deployed into loans and investments. Loan originations and other advances totaling $143.9 million were offset by payoffs and payments received of $120.2 million resulting in a $23.7 million increase in the portfolio. The increase in investments and mortgage-backed securities resulted from purchases of $48.2 million offset by repayments, calls and payoffs of $30.8 million and valuation allowance adjustments of $3.7 million.

Deposits increased $2.3 million, or 0.3%, to $804.1 million at September 30, 2013 from $801.8 million at December 31, 2012. Checking accounts increased $13.1 million, municipal deposits increased $6.0 million, savings accounts increased $3.6 million and certificates of deposit decreased $20.4 million at September 30, 2013 compared to December 31, 2012. Total borrowings decreased $5.2 million, or 4.1%, to $120.3 million at September 30, 2013 as compared to $125.5 million at December 31, 2012. The Company redeemed $5.2 million of trust preferred borrowings in August of 2013.

Asset Quality

The provision for loan losses totaled $186,000 for the third quarter of 2013 compared to $148,000 for the third quarter of 2012 and $192,000 for the second quarter of 2013. The provision for loan losses totaled $580,000 for the nine months ended September 30, 2013 compared to $574,000 for the nine months ended September 30, 2012. The allowance for loan losses totaled $4.2 million, or 0.58% of total loans, at September 30, 2013 compared to $4.0 million, or 0.57% of total loans, at December 31, 2012. The Company experienced $366,000 in net charge-off activity for the nine months ended September 30, 2013 as compared to $640,000 in net charge-off activity for the nine months ended September 30, 2012.

Non-performing assets totaled $6.4 million, or 0.61% of total assets, at September 30, 2013, compared to $6.7 million, or 0.64% of total assets, at December 31, 2012. Non-performing assets at September 30, 2013 consisted of twenty three residential mortgages totaling $3.9 million, one commercial mortgage totaling $466,000, one residential construction loan totaling $84,000, two commercial loans totaling $525,000, seven consumer equity loans totaling $458,000 and six real estate owned properties totaling $909,000.

Income Statement Analysis

Net interest income increased $73,000, or 1.1%, to $6.6 million for the third quarter of 2013 compared to $6.5 million in the third quarter of 2012. Net interest margin decreased 24 basis points in the quarter ended September 30, 2013 to 3.08% from 3.32% for the quarter ended September 30, 2012. On a linked-quarter basis, net interest margin decreased 1 basis point from 3.09% in the second quarter of 2013. The increase in net interest income in the third quarter of 2013 compared to the third quarter of 2012 was the result of an increase in average interest-earning assets of $70.8 million, a decrease in the average cost of interest-bearing liabilities of 19 basis points to 1.02% and a decrease in average interest-bearing liabilities of $25.3 million offset by a decrease of 57 basis points in the average yield on interest-earning assets to 4.06%

Net interest income decreased $601,000, or 3.0%, to $19.6 million for the first nine months of 2013 compared to $20.2 million in the same period in the prior year. Net interest margin decreased 31 basis points for the nine months ended September 30, 2013 to 3.11% versus 3.42% for the nine months ended September 30, 2012. The decrease in net interest income for the nine month period was the result of a decrease of 62 basis points in the average yield on interest-earning assets to 4.14% and an increase in average interest-bearing liabilities of $1.1 million. These changes were partially offset by a decrease in the average cost of interest-bearing liabilities of 23 basis points to 1.04% and an increase in the average interest-earning assets of $53.7 million.

Other income increased $99,000 and $454,000 to $1.1 million and $3.4 million for the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012. The increase in other income resulted from increases in deposit account fees, cash surrender value of life insurance and debit card commissions over the prior periods.

Other expenses increased $56,000, or 1.0%, to $5.5 million for the third quarter of 2013, compared to $5.4 million for the third quarter of 2012. Other expenses increased $182,000, or 1.1%, to $16.4 million for the nine months ended September 30, 2013 compared to $16.2 million for the nine months ended September 30, 2012. Results for the third quarter and nine months of 2013 include a one-time expense of $112,000 for the premium paid for the early redemption of $5.2 million of junior subordinated debentures in connection with the concurrent redemption of trust preferred securities. Apart from this one-time expense, decreases in salaries and benefits, marketing and REO expenses other expenses of $95,000 were partially offset by increases in occupancy and equipment and FDIC insurance of $39,000 for the third quarter of 2013 compared to 2012. For the nine month period, increases in salaries and benefits, occupancy and equipment, FDIC insurance and REO expenses of $213,000 were partially offset by decreases in marketing expenses and other expenses of $143,000.

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Income tax expense decreased $54,000, or 7.2%, to $696,000 for the third quarter of 2013, compared to $750,000 for the third quarter of 2012. Income tax expense decreased $355,000, or 14.6%, to $2.1 million for the nine months ended September 30, 2013 as compared to $2.4 million for the nine months ended September 30, 2012. The effective tax rate decreased to 34.4% from 38.6% for the third quarter of 2013 compared to the same quarter in 2012 and to 35.0% from 38.8% for the nine months ended September 30, 2013 compared to the same period in 2012. The decrease in the effective rate was primarily based upon a reduction in state income tax expense as a result of forming a subsidiary real estate investment trust in the second quarter.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	September 30,	December 31,
	2013	2012	% Change
	(Dollars in thousands)

Total assets	$1,043,497	$1,045,488	(0.2)%
Cash and cash equivalents	125,524	163,422	(23.2)
Investment securities	130,493	116,774	11.7
Loans receivable, net	727,618	703,898	3.4
Deposits	804,050	801,765	0.3
FHLB advances	110,000	110,000	0.0
Subordinated debt	10,309	15,464	(33.3)
Stockholder’s equity	106,123	104,728	1.3

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SELECTED OPERATING DATA (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$8,683	$9,075	(4.3)	$26,112	$28,100	(7.1)
Interest expense	2,102	2,567	(18.1)	6,522	7,909	(17.6)
Net interest income	6,581	6,508	1.1	19,590	20,191	(3.0)

Provision for loan losses	186	148	25.7	580	574	1.0

Net interest income after provision for loan losses	6,395	6,360	0.6	19,010	19,617	(3.1)

Other income	1,128	1,029	9.6	3,354	2,900	15.7
Other expense	5,503	5,447	1.0	16,422	16,240	1.1

Income before taxes	2,020	1,942	4.0	5,942	6,277	(5.3)
Provision for income taxes	696	750	(7.2)	2,079	2,434	(14.6)

Net Income	$1,324	$1,192	11.1	$3,863	$3,843	0.5

Earnings per share basic	$0.20	$0.18		$0.59	$0.57
Earnings per share diluted	$0.20	$0.18		$0.58	$0.57

Average shares outstanding basic	6,533,760	6,625,221		6,514,699	6,715,043
Average shares outstanding diluted	6,645,418	6,681,163		6,633,754	6,785,801

	Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$721,487	4.42%	$696,198	4.87%
Investment securities	133,628	2.15%	88,117	2.75%
Total interest-earning assets	855,115	4.06%	784,315	4.63%

Interest-bearing deposits	$701,044	0.42%	$724,526	0.58%
Total borrowings	123,671	4.42%	125,464	4.82%
Total interest-bearing liabilities	824,715	1.02%	849,990	1.21%

Interest rate spread		3.04%		3.42%
Net interest margin		3.08%		3.32%

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	Nine Months Ended September 30, 2013		Nine Months Ended September 30, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$712,500	4.49%	$708,200	4.93%
Investment securities	127,746	2.24%	78,330	3.23%
Total interest-earning assets	840,246	4.14%	786,530	4.76%

Interest-bearing deposits	$706,209	0.44%	$704,547	0.64%
Total borrowings	124,860	4.45%	125,464	4.82%
Total interest-bearing liabilities	831,069	1.04%	830,011	1.27%

Interest rate spread		3.10%		3.49%
Net interest margin		3.11%		3.42%

ASSET QUALITY DATA (Unaudited)

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,997	$3,762
Provision for loan losses	580	893

Charge-offs	(379)	(691)
Recoveries	13	33
Net charge-offs	(366)	(658)

Allowance at end of period	$4,211	$3,997
Allowance for loan losses as a percent of total loans	0.58%	0.57%
Allowance for loan losses as a percent of nonperforming loans	77.3%	69.5%

	September 30, 2013	December 31, 2012
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,914	$3,850
Real estate mortgage - commercial	466	1,275
Real estate mortgage - construction	84	84
Commercial business loans	525	200
Consumer loans	457	342
Total nonaccrual loans	5,446	5,751
Real estate owned	909	906
Total nonperforming assets	$6,355	$6,657
Nonperforming loans as a percent of total loans	0.75%	0.82%
Nonperforming assets as a percent of total assets	0.61%	0.64%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Nine Months Ended September 30,
	2013	2012
Selected Performance Ratios:
Return on average assets (1)	0.49%	0.50%
Return on average equity (1)	4.84%	4.83%
Interest rate spread (1)	3.10%	3.49%
Net interest margin (1)	3.11%	3.42%
Efficiency ratio	71.57%	70.33%
(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q3 2013	Q2 2013	Q1 2013	Q4 2012	Q3 2012
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,581	$6,530	$6,479	$6,443	$6,508
Provision for loan losses	186	192	202	320	148
Net interest income after provision for loan losses	6,395	6,338	6,277	6,123	6,360
Other income	1,128	1,125	1,102	1,104	1,029
Other expense	5,503	5,449	5,470	5,323	5,447
Income before taxes	2,020	2,014	1,909	1,904	1,942
Provision for income taxes	696	655	729	746	750
Net income	$1,324	$1,359	$1,180	$1,158	$1,192

Share Data:
Earnings per share basic	$0.20	$0.21	$0.18	$0.18	$0.18
Earnings per share diluted	$0.20	$0.21	$0.18	$0.18	$0.18
Average shares outstanding basic	6,533,760	6,518,558	6,491,786	6,466,377	6,625,221
Average shares outstanding diluted	6,645,418	6,614,475	6,602,398	6,545,484	6,681,163
Total shares outstanding	6,964,952	6,970,746	6,970,346	6,936,733	6,963,672

Balance Sheet Data:
Total assets	$1,043,497	$1,031,999	$1,053,872	$1,045,488	$1,061,543
Investment securities	130,493	134,639	129,445	116,774	94,292
Loans receivable, net	727,618	718,925	709,337	703,898	691,636
Deposits	804,050	787,028	808,670	801,765	819,414
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	10,309	15,464	15,464	15,464	15,464
Stockholders’ equity	106,123	105,304	106,040	104,728	104,143

Asset Quality:
Non-performing assets	$6,355	$5,576	$6,374	$6,657	$5,652
Non-performing loans to total loans	0.75%	0.65%	0.76%	0.82%	0.68%
Non-performing assets to total assets	0.61%	0.54%	0.60%	0.64%	0.53%
Allowance for loan losses	$4,211	$4,091	$4,142	$3,997	$3,696
Allowance for loan losses to total loans	0.58%	0.57%	0.58%	0.57%	0.53%
Allowance for loan losses to non-performing loans	77.3%	87.7%	76.7%	69.5%	78.9%

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